Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of November 9, 2004 (the “Closing Date”) by and between ViroPharma Incorporated (“ViroPharma”), a corporation organized and existing under the laws of the State of Delaware with offices located at 397 Eagleview Boulevard, Exton, PA 19341 and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. ViroPharma and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

WITNESSETH:

WHEREAS, Lilly and ViroPharma have entered into an Assignment, Transfer and Assumption Agreement dated as of October     , 2004 (the “Assignment Agreement”) and a Manufacturing Agreement of even date herewith (the “Manufacturing Agreement”);

WHEREAS, pursuant to the Assignment Agreement, Lilly has agreed, among other things, to sell to ViroPharma the Purchased Assets and ViroPharma has agreed to purchase the Purchased Assets, including the Marketed Product;

WHEREAS, the Parties wish to provide for the warehousing, distribution, medical inquiries, complaint management and other transition services to be provided by Lilly and its Affiliates (collectively, “Service Provider”) to ViroPharma, including sales and accounts receivable, during the [***] period after the Closing Date;

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Assignment Agreement and the Manufacturing Agreement that Lilly and ViroPharma enter into this Agreement; and

WHEREAS, the Service Provider is willing to provide certain transitional services to ViroPharma upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Assignment Agreement and Manufacturing Agreement.

(a) “ViroPharma Sale” has the meaning specified in Section 5.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to close in the state of New York.

(c) “Distribution Fee” has the meaning specified in Section 4.

(d) “Independent Accounting Firm” has the meaning specified in Annex A.

(e) “Order” has the meaning specified in Section 5.

(f) “Order Purchase Price” has the meaning specified in Section 5.

(g) “Parties” has the meaning specified in the Introduction.

(h) “Services” has the meaning specified in Section 2.

(i) “Service Provider” has the meaning specified in the recitals.

(j) “Service Period” has the meaning specified in Section 3.

(k) “Settlement Calculation” has the meaning specified in Annex A.

(l) “Settlement Calculation Objection Notice” has the meaning specified in Annex A.

(m) “Settlement Calculation Resolution Period” has the meaning specified in Annex A.

2. Services to be Provided.

(a) During the Service Period, the Service Provider shall provide to ViroPharma or its Affiliates the following services described on Annex A attached hereto solely with respect to the sale of the Marketed Product in the United States (collectively, the “Services”):

(i) Inventory, Warehousing and Management Services;

(ii) Medical Inquires, adverse event reporting to ViroPharma, and Complaint Management Services;

(iii) Distribution Services (including but not limited to destruction handling); and

(iv) Accounting and Reconciliation Services (including but not limited to invoicing and collections), and government reporting (including Medicaid, reports, etc).

(b) ViroPharma hereby grants to the Service Provider, for no additional consideration, a non-exclusive license to use the Assigned Product Intellectual Property and Purchased Assets solely in connection with the Services. The foregoing license shall terminate automatically, simultaneously with the expiration or termination of this Agreement.

(c) The Service Provider shall render the Services in accordance with the standards and guidelines described in Annex A. The Services shall be of the same nature and of the same or higher quality as such similar services provided by the Service Provider, Lilly and/or its Affiliates in connection with the sale of the Marketed Product in the United States immediately prior to the Closing Date. Any Marketed Product that is manufactured, sold or distributed by the Service Provider pursuant to this Agreement shall be in compliance with the Quality Control and Assurance provisions set forth in Section 3.3 of the Manufacturing Agreement and the MRD/Quality Agreement (as defined therein). All Marketed Product shall be labeled, prepared and packaged in accordance with Section 5.1 of the Manufacturing Agreement and the MRD/Quality Agreement.

3. Term; Termination.

(a) The “Service Period” shall commence on the Closing Date and shall expire [***] after the Closing Date, or (ii) with respect to those Services related to adverse event reporting (as required by Section 2 (a) (ii) and referred to in Section 3(g)) not later than [***] after the Closing Date unless, in each case, sooner terminated in accordance with the provisions of this Section 3 (such period during which any of the Services are provided, the “Service Period”). ViroPharma will exercise commercially reasonable efforts to end the Service Period as soon as possible.

(b) In the event that either Party materially fails to perform any of its duties or obligations pursuant to this Agreement and such failure is not cured within ten (10) Business Days after notice to such Party specifying the nature of such material failure, the other Party may terminate this Agreement upon further notice to the defaulting Party.

(c) ViroPharma may terminate this Agreement upon ten (10) Business Days’ prior written notice to the Service Provider. ViroPharma will be relieved of any obligation to pay for terminated Services from and after the effective date of such termination; provided, however, that ViroPharma will continue to pay for any reasonable noncancellable commitments reasonably made by the Service Provider in anticipation of providing the Services as required herein, provided further, however, that Service Provider shall use reasonable efforts to advise ViroPharma of any such noncancellable commitments in advance of entering into such arrangements.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d) The expiration or termination of this Agreement, for any reason, will not release either Party from any liability which at the time of expiration or termination it has already incurred to the other Party, nor affect in any way the survival of any rights, duties or obligations of either Party that are expressly stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence will affect the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom that is incurred before or after such expiration or termination.

(e) Upon expiration or termination of this Agreement, other than fees related to rebates, returns or chargebacks, all fees and payments owed by either Party to the other Party hereunder as of the date of such expiration or termination will be paid within thirty (30) days of the date of such expiration or termination.

(f) Promptly after the expiration or termination of this Agreement, Service Provider will deliver to ViroPharma a report that will contain the same categories of information as the Monthly Reports (as defined herein), together with any other information that ViroPharma shall reasonably request and can reasonably be provided by Service Provider relating to the sale of Marketed Products.

(g) During the Service Period and subject to the requirements of Sections 7.31 and 7.32 of the Assignment Agreement, Lilly shall provide adverse event reporting in according with its standard procedures.

4. Distribution Fee. For providing the Services during the Service Period, Service Provider will be entitled to the fees (the “Distribution Fees”) listed on Exhibit A for each of the Marketed Products. The Distribution Fees will be equal to [***] of the Marketed Products listed on Exhibit A and invoiced by Service Provider during the Service Period.

5. Sale of Inventory and Distribution Services. Commencing on the Closing Date, Service Provider shall be responsible for receiving purchase orders for the sale of Marketed Product, which orders are received (each, an “Order”) directly from wholesalers with which Lilly has established wholesaler relationships or other existing non-wholesaler direct customers or customers requiring emergency drop shipments. Within one (1) Business Day after receipt by Service Provider of an Order (or on such later date as the wholesaler requests shipment of Marketed Product), Service Provider shall sell the same quantity and type of Marketed Product specified in the Order to ViroPharma at the applicable Purchase Price set forth on Schedule 2.2 of the Manufacturing Agreement (the “Order Purchase Price”). Immediately after such sale and purchase, ViroPharma shall sell to Service Provider (the “ViroPharma Sale”) the same amount and type of Marketed Product sold to ViroPharma by Service Provider as

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

specified in the Order at the Order Purchase Price. Within one (1) Business Day of the ViroPharma Sale, Service Provider will distribute the same quantity and type of Marketed Product specified in the Order. Service Provider will distribute Marketed Products sold pursuant to this Section 5 in accordance with Annex A.

6. Notification to Customers, Wholesalers and Distributors. At a time mutually agreed upon by Service Provider and ViroPharma, Service Provider shall notify all customers, wholesalers and distributors of the Marketed Product in the United States of the transfer of the Marketed Product and Inventory to ViroPharma and the change in the distribution of the Marketed Product.

7. Confidentiality Obligations. The Parties acknowledge that the information provided to them and their representatives in connection with this Agreement is subject to, and the Parties shall, and shall cause their representatives to, fully comply with their respective obligations under Article 8 of the Assignment Agreement and incorporated by reference in Article 9 of the Manufacturing Agreement.

8. Service Provider’s Employees. Service Provider shall be solely responsible for payment of compensation to Service Provider’s employees and for any injury to them in the course of their employment. Service Provider shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons. ViroPharma has no power to supervise, give directions or otherwise regulate the operations of Service Provider or its employees.

9. Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns and any such successor or assign shall agree to be bound by the terms and conditions of this Agreement. This Agreement may be assigned without the consent of the other Party in connection with a sale merger, consolidation or other business combination involving all or substantially all of such parties’ assets or capital stock in which the assuming Party is not the surviving Party (“Change of Control”). Except in connection with a Change of Control, neither Party may assign this Agreement without the prior written consent of the other, which consent may not be unreasonably withheld or delayed; provided further, that (i) ViroPharma will have the right without the consent of Lilly to assign ViroPharma’s rights under this Agreement as collateral in connection with the Financing or any subsequent or future financing, and (ii) either Party may assign its rights and obligations under this Agreement to any of its Affiliates, without the consent of the other Party. No assignment of this Agreement or of any rights hereunder will relieve the assigning Party from being primarily liable for any of the obligations or liabilities hereunder it would have had if it had not assigned this Agreement.

10. Indemnification. In addition to the Parties’ rights and obligations to indemnify any Person in connection with the transactions contemplated herein which are set forth in the Assignment Agreement, (a) ViroPharma agrees to indemnify and hold harmless Lilly and it Affiliates and their respective, officers, directors, agents and employees from and against any claims for Damages related to or arising out of Lilly’s or its Affiliates provision of Services hereunder, or the failure to so provide Services or perform, except for Damages that are a result of the willful misconduct or gross negligence of Lilly or its Affiliates, and (b) Lilly agrees to indemnify and hold harmless ViroPharma and it Affiliates and their respective, officers, directors, agents and employees from and against any claims for Damages related to or arising out of the willful misconduct or gross negligence of Lilly or its Affiliates.

11. Miscellaneous.

(a) Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of each of the Parties. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

(b) Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered to the Parties in accordance with Section 13.2 of the Assignment Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d) Headings. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or provisions of this Agreement or affect the scope, meaning, or interpretation of this Agreement or the particular sections to which they relate.

(e) Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(f) Entire Agreement. The Assignment Agreement, the Manufacturing Agreement and this Agreement (including the documents referred to therein and herein) constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(j) Relationship of Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

(k) Further Assurances. Subject to the provisions hereof, each of the Parties will execute and deliver such other agreements, documents or instruments and take or cause to be taken such other actions as may be reasonably required in order to effect the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties will, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, obtain all required consents and approvals and make all required filings with any Governmental Authority and promptly provide the other with all such information as the other Party may reasonably request in order to be able to comply with the provisions of this sentence.

(l) Incorporation of Annexes. The Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

(m) Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its control despite its commercially reasonable efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party will (a) provide written notice of same to the other Party, and (b) subject to its following obligations with respect to said Party’s efforts to remove the disability, its obligations that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected. The Party prevented from performing hereunder will use commercially reasonably efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ELI LILLY AND COMPANY

By:	/s/ John C. Lechleiter

Printed Name: John C. Lechleiter

Title: Executive Vice President

VIROPHARMA INCORPORATED

By:	/s/ Michel de Rosen

Printed Name: Michel de Rosen

Title: Chief Executive Officer

Signature Page to Transition Services Agreement

ANNEX A

SERVICES

I. WAREHOUSING AND INVENTORY MANAGEMENT SERVICES

Service Provider will warehouse and inventory Marketed Product at Service Provider’s distribution facility. Service Provider will store all Marketed Product in compliance with current good manufacturing practice regulations and guidelines and other requirements of the FDA and all other Applicable Laws. Upon the Closing Date and thereafter, together with the Semi-Monthly Reports (defined below), Service Provider will deliver system generated inventory by SKU, expiration date, lot number and warehouse. In addition to and together with the Semi-Monthly Reports (defined below). Service Provider will provide to ViroPharma semi-monthly Inventory transaction histories detailing the transaction history of each lot of Marketed Product in or sold from Inventory in a format mutually agreed by the Parties.

II. DISTRIBUTION SERVICES

A. Service Provider will distribute Marketed Products in accordance with (i) good manufacturing practice guidelines and other requirements of the FDA, (ii) other Applicable Laws, and (iii) using policies, procedures and practices in effect immediately prior to the Closing Date, that are consistent with services normally provided by Service Provider in connection with the distribution of products and services and in substantially the same manner as provided by Service Provider in connection with the Marketed Product immediately prior to the Closing Date.

B. Service Provider will be responsible for distribution and inventory tasks, including:

1.	To continually maintain Marketed Product inventory in accordance with the terms of this Agreement;

2.	To provide ViroPharma, at Service Provider’s expense, one (1) physical inventory of Marketed Product. A physical inventory will be scheduled based upon a written request from ViroPharma and a mutually agreed upon inventory date;

3.	To allow ViroPharma, at ViroPharma’ expense, to inspect Marketed Product at Service Provider’s facility upon reasonable prior request provided that ViroPharma does not interfere with Service Provider’s operations; and

4.	To provide tracking for all shipments in accordance with Service Provider’s standard procedures.

5.	To provide destruction handling services for all Product requiring such services.

C. ViroPharma shall bear the financial responsibility for any failures by customers, wholesalers and distributors of the Marketed Product in the United States to pay for Marketed Product supplied (including as a result of bankruptcy) (“Bad Debts”). Lilly shall advise ViroPharma of such Bad Debts which will be included in the Transition Period Settlement.

III. MEDICAL INQUIRES AND COMPLAINT MANAGEMENT SERVICES

Service Provider shall continue to operate a call center for customers and physicians to contact regarding the Marketed Product. The Parties shall mutually agree on policies and procedures for addressing any complaints or inquiries, including, without limitation, quality assurance/quality control or similar issues concerning Marketed Product, received by Service Provider that will enable ViroPharma to satisfy any regulatory requirements and/or Applicable Laws; provided, however, unless the Parties agree otherwise, any complaint or inquiry received by Service Provider at the call center or otherwise that requires or may require Service Provider to notify any regulatory or Governmental Authority pursuant to Applicable Law or in accordance with Service Provider’s existing policies and procedures shall be reported to ViroPharma within 24 hours of receipt of such complaint or inquiry. All notices required to be delivered by Service Provider in accordance with this paragraph for adverse event reporting shall be sent by e-mail and fax to ViroPharma, Attention: Michele Roy, Safety Officer, 397 Eagleview Blvd, Exton PA 19341, [***],. All notices required to be delivered by Service Provider in accordance with this paragraph for medical inquiries and complaint management shall be sent by e-mail and fax to ViroPharma, Attention: Patricia Acri, Director of Medical Information, 397 Eagleview Blvd, Exton PA 19341, [***]. Service Provider shall continue to operate the call center in accordance with policies and procedures in existence on the Closing Date.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IV. ACCOUNTING AND RECONCILIATION

A. Periodic Reporting. During the Service Period, Service Provider will prepare a report on a semi-monthly basis, detailing the Marketed Products sold and delivered during the applicable time period (the “Semi-Monthly Report”). The Semi-Monthly Report will consist of the following information: date of sale, customer, to whom shipped, lot number, quantity, and Net Wholesale Price. The Semi-Monthly Reports shall cover activity during the following periods: [***], provided, however, that if the first or last day of any such reporting period falls on a day other than a Business Day, such report may be as of the first following Business Day. The Monthly Reports should be available within [***] and will be sent by e-mail and fax to: ViroPharma Finance Dept, Attention: Richard Morris, Accounting Manager, 397 Eagleview Blvd, Exton PA 19341, [***].

B. Transition Period Settlement. Amounts due to each of the Parties will be settled [***] the Service Period. Amounts due to a Party from the other Party will be calculated, and the Party having a net liability to the other will wire transfer to the other Party the amount of such net liability in immediately available funds within 15 days of agreement on the settlement calculation. The settlement calculation will consist of the following elements (the “Settlement Calculation”):

1.	Amount due to Service Provider for each sale of Marketed Product to ViroPharma to fulfill customer orders during each month of the Service Period and for Bad Debts;

2.	Amount due to ViroPharma for each sale of Marketed Product to Service Provider to fulfill Orders during each month of the Service Period;

3.	Net amount due to ViroPharma for each sale invoiced by Service Provider during the Service Period, calculated as follows: Service Provider’s NWP for Marketed Product sold to wholesalers, less the Purchase Price set forth in Schedule 2.2 of the Manufacturing Agreement, [***].

4.	Amount due to Service Provider for its Distribution Fee for all invoiced sales during each month of the Service Period (the Distribution Fee is calculated as the quantity of each Marketed Product shipped to Customers multiplied by the applicable distribution fee price in accordance with Exhibit A);

5.	In connection with the final month of the Service Period, the amount

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

due to Service Provider for the purchase of remaining, unsold Inventory by ViroPharma at the [***].

C. Transition Period Settlement Review. Within 15 days following the expiration of each month of the Service Period, the Settlement Calculation will be prepared and submitted by Service Provider to ViroPharma for review and approval. The Settlement Calculation shall be conclusive and binding on the Parties unless ViroPharma gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Settlement Calculation Objection Notice”) to Service Provider within thirty (30) days after receipt of the Settlement Calculation and all work papers and back-up materials relating thereto. ViroPharma or the Service Provider, as the case may be, shall make timely payment in full for any amounts not in dispute. If ViroPharma delivers a Settlement Calculation Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Settlement Calculation Objection Notice within thirty (30) days thereafter (the “Settlement Calculation Resolution Period”), then the Parties will, within ten (10) days after the expiration of the Settlement Calculation Resolution Period, submit any such unresolved dispute to an independent accounting firm agreed to by both Parties (the “Independent Accounting Firm”). ViroPharma and Service Provider shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to ViroPharma or Service Provider. ViroPharma and Service Provider shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to ViroPharma and Service Provider thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be split equally between ViroPharma and Service Provider. The Settlement Calculation, as revised to reflect the resolution of any and all disputes by the Parties and/or the Independent Accounting Firm, shall be deemed to be the “Settlement Calculation.”

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A

CURRENT NET WHOLESALE PRICES AND DISTRIBUTION FEES FOR TRANSITION PERIOD

	Current Net Wholesale Price (NWP)*	Current Distribution Fee
250 mg vancomycin hydrochloride capsules– 20 count blister package	[***]	[***]

125 mg vancomycin hydrochloride capsules – 20 count blister package	[***]	[***]

*	NWP is subject to change and is determined based upon the price charged to wholesale purchasers.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.